FIFTH AMENDMENT TO
                     TERM LOAN AGREEMENT


This Amendment to Term Loan Agreement ("Amendment") is entered into this 18th day of March, 2003, and is effective as of December 31, 2002, by and between American AgCredit, FLCA successor in interest to Pacific Coast Farm Credit
Services, ACA ("Lender") and Maui Land & Pineapple Company,
Inc., a Hawaii corporation (the "Borrower").


                          RECITALS

  A. Borrower and Lender executed a Term Loan Agreement dated June 1, 1999 ( the "Agreement") which was amended on February 16, 2000, May 16, 2000, March 23, 2001 and
December 31, 2001.

  B. Borrower and Lender now wish to amend the Agreement to revise the provisions relating to the Debt Coverage Ratio, Tangible Net Worth, Capital Expenditures and Base Rate determination.


ACCORDINGLY THE PARTIES AGREE AS FOLLOWS:


1.   Definitions; References; Interpretation.

     (a) Unless otherwise specifically defined herein, each term used herein (including the Recitals hereof) which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.

     (b)  Each reference to "this Amendment", "hereof",
"hereunder", "herein" and "hereby" and each other similar reference contained in the Agreement and each reference to "the Agreement" or "the Term Loan Agreement" and each other similar reference in the other Loan Documents, shall from and after the date of this Amendment refer to the Agreement as amended hereby.

     (c)  The rules of interpretation set forth in Section
1(b) of the Agreement shall be applicable to this Amendment.

2. Amendment to Term Loan Agreement. Subject to the terms and conditions hereof, the Agreement is amended as follows:

     (a)  The grid setting forth the Applicable Spread in
Section 4(c)(2) of the Agreement shall be amended and restated as follows:

     "Consolidated Funded Debt/    Applicable Spread
     Consolidated EBITDA

Tier      Ratio           6 Month   1 Year    3 Year

1       > 2.75:1          3.00%     3.00%     3.05%
2    <=2.75:1>=2.25:1     2.85%     2.85%     2.90%
3       < 2.25:1          2.70%     2.70%     2.75%


     (b) Section 12(e) shall be and is hereby amended by decreasing the amount of Capital Expenditures allowed in 2003 to $10,700,000.00 and decreasing Capital Expenditures in all future years to an amount not to exceed
$12,000,000.00 in any such year.


     (c) Section 12(i)(1) shall be amended and restated to read as follows:

     "(1) Minimum Tangible Net Worth. Borrower shall not permit its Consolidated Tangible Net Worth, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2002, to be less than the sum of
(i) Fifty Six Million Dollars ($56,000,000.00), plus (ii) fifty percent (50%) of the aggregate amount of Borrower's Consolidated Net Income, to the extent positive, for Fiscal Year 2003 and each Fiscal Year thereafter (on a cumulative basis). In the event of the Borrower's sale of its interest in the KCA Partnership, or the KCA Partnership's sale of the Queen Kaahumanu Center, the Borrower's Minimum Tangible Net Worth shall be adjusted upward by the amount of the net after tax gain such that the sale will have no impact on the difference between the then current Consolidated Tangible Net Worth requirement and the increase in actual Consolidated Tangible Net Worth resulting from such sale."


     (d) Section 12(i)(3) shall be amended and restated to read as follows:

     "(3) Debt Coverage Ratio. Borrower shall not permit its Consolidated Debt Coverage Ratio to be less than .69 to
1.00 for the Fiscal Year ending December 31, 2002, and 1.10 to 1.00 for the Fiscal Year ending December 31, 2003. Commencing with the Fiscal Year ending December 31, 2004 and continuing for each Fiscal Year thereafter through the Term Loan Maturity Date, Borrower shall not permit the Consolidated Debt Coverage Ratio to be less than 1.25 to 1.00.

3.   Conditions of Effectiveness.    The effectiveness of
this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

     (a) Lender shall have received from Borrower a duly executed original of this Amendment.

     (b) Borrower shall have paid to Lender an amendment fee in the sum of $22,500.00.

4.   Continuing Validity.     Except as expressly modified
or changed by this Amendment, the terms of the original
Agreement and all other related loan documents remain unchanged and in full force and effect. Consent by the Lender to the changes described herein does not waive
Lender's right to strict performance of the terms and conditions contained in the Agreement as amended. Nothing in this Amendment will constitute a satisfaction of the Indebtedness. It is the Lender's intention to retain as liable parties all makers, guarantors, endorsers of the original Indebtedness, unless such party is expressly released by Lender in writing.

5.  Miscellaneous.

     (a) The Borrower acknowledges and agrees that the execution and delivery by the Lender of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar amendments or waivers under the same or similar circumstances in the future.

     (b) This Amendment shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns.

     (c) This Amendment shall be governed by and construed in accordance with the laws of the State of California, provided that the Lender shall retain all rights arising under federal law.

     (d) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Lender of a facsimile transmitted document purportedly bearing the signature of the Borrower shall bind the Borrower with the same force and effect as the delivery of a hard copy original. Any failure of the Lender to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Lender.

     (e) This Amendment contains the entire agreement of the parties hereto with reference to the matters discussed herein.

     (f) If any term or provision of this Amendment shall be deemed prohibited or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Loan
Documents.

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first above written.

Borrower:

MAUI LAND & PINEAPPLE COMPANY, INC.,
a Hawaii corporation


By:     /S/ PAUL J. MEYER

Title:  Executive Vice President/Finance


By:    /S/ GARY L. GIFFORD

Title: President


Lender:

AMERICAN AGCREDIT, FLCA

By:     /S/ GARY VAN SCHUYVER

Title:  Vice President